      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1999
                                                     REGISTRATION NO. 333-77533

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             RENAL CARE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                                -----------------


           DELAWARE                                    8092                            62-1622383
(State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
 incorporation or organization)           Classification Code Number)

                          2100 WEST END AVE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                                 (615) 345-5500
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                -----------------
                            DOUGLAS B. CHAPPELL, ESQ.
                                 GENERAL COUNSEL
                             RENAL CARE GROUP, INC.
                          2100 WEST END AVE, SUITE 800
                           NASHVILLE, TENNESSEE 37203
                                 (615) 345-5500

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------
                                   COPIES TO:
                             STEVEN L. POTTLE, ESQ.
                                  ALSTON & BIRD
                               ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JUNE 18, 1999

                                   PROSPECTUS

                                1,980,646 SHARES

                             RENAL CARE GROUP, INC.

                                  COMMON STOCK


         The shareholders named in the table included in the "Selling Shareholders" section of this prospectus, which begins on page 8, are offering all of the shares of common stock covered by this prospectus.



         The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 11. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.



         Our common stock is listed on the Nasdaq National Market System under the symbol RCGI. The last reported sales price of the common stock on June 17, 1999, was $25.44 per share.
                            ------------------------

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is _______ ___, 1999

                               PROSPECTUS SUMMARY

         We provide dialysis services to patients with chronic kidney failure, also known as end-stage renal disease. As of March 31, 1999, we provided dialysis and ancillary services to more than 13,000 patients through 174 outpatient dialysis centers in 21 states. In addition to our outpatient dialysis center operations, we provided acute dialysis services at 102 hospitals. As an adjunct to our dialysis business, we provide limited practice management and administrative services to physician practices with a total of 66 physicians, including 63 of the 190 nephrologists affiliated with our outpatient dialysis centers. A group of leading nephrologists formed Renal Care Group in 1996 with the objective of creating a company with the clinical and financial capability to manage the full range of care for end-stage renal disease patients on a cost-effective basis.

         Effective January 29, 1999, we acquired Dialysis Centers of America, Inc. in a merger. In this merger we issued an aggregate of approximately 3.2 million shares of our common stock in exchange for all outstanding shares of capital stock of Dialysis Centers of America. We also granted the former shareholders of Dialysis Centers of America rights to register for resale a portion (up to 60%) of the shares we issued to them. We have prepared this prospectus and registered the shares offered by the Selling Shareholders to comply with these registration rights. The selling shareholders acquired all of the shares of common stock they are offering under this prospectus in this merger.

                                  RISK FACTORS

         You should carefully consider the risks described below before investing in Renal Care Group. The risks and uncertainties described below ARE NOT the only ones facing Renal Care Group. Other risks and uncertainties that we have not predicted or assessed may also adversely affect our company.

         If any of the following risks occur, our earnings, financial condition or business could be materially harmed, and the trading price of our common stock could decline, resulting in the loss of all or part of your investment.

IF WE FAIL TO INTEGRATE ACQUIRED COMPANIES, WE WILL BE LESS PROFITABLE

         Renal Care Group has grown significantly by acquisitions of other dialysis providers since its formation in February 1996. We have completed some of our acquisitions as recently as January and February of 1999, and we intend to acquire more dialysis businesses in the future. After an acquisition, we face the challenge of integrating the acquired company's management and other personnel, clinical operations, and financial and operating systems with ours, often without the benefit of continued services from key personnel of the acquired company. We may be unable to integrate the businesses we acquire successfully or to achieve anticipated benefits from an acquisition in a timely manner, which could lead to substantial costs and delays or other operational, technical or financial problems, including diverting management's attention from our existing business. Any of these results could damage our profitability and our prospects for future growth.



IF MEDICARE OR MEDICAID CHANGE THEIR PROGRAMS FOR DIALYSIS, OUR REVENUE AND EARNINGS COULD DECREASE

         If the government changes the Medicare, Medicaid or similar government programs or the rates paid by those programs for our services, then our revenue and earnings may decline. We estimate that approximately 68% of our net revenue for 1996, 64% of our net revenue for 1997 and 60% of our net revenue for 1998 consisted of reimbursements from Medicare, including the administration of EPO to treat anemia. EPO is the commonly-used name for the drug erythropoietin, which is sold under the brand name Epogen(R). We also estimate that approximately 6% of our net revenue for 1996, 7% of our net revenue for 1997, and 5% of our net revenue for 1998, consisted of reimbursements from Medicaid or comparable state programs. Any of the following actions in connection with these programs could cause our revenue and earnings to decline:

      -  a reduction of the amount paid to us under government programs;

      - an increase in the costs associated with performing our services that are subject to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates;

      - the inclusion of some or all ancillary services, for which we are now reimbursed separately, in the flat composite rate for a standard dialysis treatment; or

      - changes in laws, or the interpretations of laws, which could cause us to modify our operations.


IF REIMBURSEMENT FOR EPO DECREASES, ITS COST INCREASES OR IT BECOMES IN SHORT SUPPLY, THEN WE COULD BE LESS PROFITABLE

         If government or private payors decrease reimbursement rates for EPO, for which we are currently reimbursed separately outside of the flat composite rate, our revenue and earnings may decline. EPO is a bio-engineered hormone that is used to treat anemia. Our revenues from EPO were approximately 19% of net revenue for 1996, 21% of net revenue for 1997, and 23% of net revenue for 1998. Most of our payments for EPO come from government programs. President Clinton has included a proposal to decrease the reimbursement for EPO by $1 per thousand units in his fiscal year 2000 budget, which would represent a 10% reduction from the current government reimbursement rate. For the quarter ended March 31, 1999, government reimbursement represented approximately 65% of the total revenue we derived from EPO. Because we are unable to predict accurately the possible effect that the proposed reduction would have on the cost of EPO or private reimbursement rates, we cannot quantify what the net effect would be on our revenue and earnings. Further, EPO is produced by a single manufacturer, and if the manufacturer or other factors interrupt the supply of EPO or the manufacturer raises its prices, then our revenue and earnings may decline.


IF PAYMENTS BY PRIVATE INSURERS, HOSPITALS OR MANAGED CARE ORGANIZATIONS DECREASE, THEN OUR REVENUE AND EARNINGS COULD DECREASE

         If private insurers, hospitals or managed care organizations reduce their rates or we experience a significant shift in our revenue mix toward additional Medicare or Medicaid reimbursement, then our revenue and earnings may decline. We estimate that approximately 26% of our net revenue for 1996, 29% of our net revenue for 1997, and 35% of our net revenue for 1998, were derived from sources other than Medicare and Medicaid. In general, payments we receive from private insurers and hospitals for our services are at rates significantly higher than the Medicare or Medicaid rates. As a result, any of the following events could have a material adverse effect on our revenue and earnings:

      - an increase in dialysis procedures reimbursed by private insurers, hospitals or managed care companies could cause these payor organizations to reduce the rates they pay us;
      - a portion of our business that is currently reimbursed by private insurers or hospitals may become reimbursed by managed care organizations, which currently have lower rates for our services; or

      - the scope of coverage by Medicare or Medicaid under the flat composite rate could expand and, as a result, reduce the extent of our services being reimbursed at the higher private-insurance rates.

IF WE ARE UNABLE TO MAKE ACQUISITIONS IN THE FUTURE, OUR RATE OF GROWTH WILL
SLOW

         Much of our historical growth has come from acquisitions, and we expect to continue to pursue growth through the acquisition and development of dialysis centers. However, we may be unable to continue to identify and complete suitable acquisitions or obtain the necessary financing. We also compete with other companies to identify and complete suitable acquisitions. We expect this competition to intensify, making it more difficult to acquire suitable companies on favorable terms. Further, the businesses we acquire may not perform well enough to justify our investment. If we are unable to make additional acquisitions on suitable terms, we may not meet our growth expectations.

IF WE COMPLETE FUTURE ACQUISITIONS, WE MAY DILUTE EXISTING STOCKHOLDERS BY ISSUING MORE OF OUR COMMON STOCK OR WE MAY INCUR ADDITIONAL EXPENSES RELATED TO DEBT AND GOODWILL, WHICH COULD REDUCE OUR EARNINGS

         We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to goodwill and other intangible assets in future acquisitions. We have used the "pooling of interests" accounting method for many of our acquisitions, which does not result in recording goodwill (the excess of acquisition cost over identifiable tangible assets). In those instances where we have used the "purchase" accounting method in acquisitions, we have recorded goodwill and other intangible assets, which are then amortized yearly against our earnings at a blended average life of 35 years. We had approximately $213 million of goodwill and other intangibles, net as of March 31, 1999. The SEC and accounting policy makers have announced that they are considering substantially or completely curtailing the pooling of interests method, which would result in more goodwill and associated amortization expense for future and, possibly, prior acquisitions. Further, the SEC and accounting policy makers have announced that they may reduce the allowable life over which goodwill may be amortized, which would thereby increase amortization expense in each year. Interest expense on additional debt and amortization expense from acquisitions may significantly reduce our profitability.

IF ACQUIRED BUSINESSES HAVE UNKNOWN LIABILITIES THAT ARE NOT COVERED BY AN INDEMNIFICATION OBLIGATION, THEN WE COULD BE EXPOSED TO LIABILITIES THAT COULD HARM OUR BUSINESS AND PROFITABILITY

         Businesses we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws. Although we generally attempt to identify any practices that may give rise to unknown or contingent liabilities and conform them to our standards after the acquisition, private plaintiffs or governmental agencies may still assert claims. Even though we generally seek to obtain indemnification from prospective sellers, unknown and contingent liabilities may not be covered by indemnification or may exceed contractual limits or the financial capacity of the indemnifying party.

IF OUR REFERRING PHYSICIANS WERE TO CEASE REFERRING TO OUR CENTERS OR WERE PROHIBITED FROM REFERRING FOR REGULATORY REASONS, OUR REVENUE AND EARNINGS WOULD DECLINE

         Our dialysis centers depend on referrals from local nephrologists. Typically, one or a few physicians account for all or a significant portion of the patient base at a center, and the loss of one or more referring physicians could have a material adverse effect on the operations of that center. The loss of a significant number of referring physicians could cause our revenue and earnings to decline. In many instances, the primary referral sources for our centers are physicians who are also stockholders and serve as medical directors of our centers. If stock ownership or the medical director relationship were deemed to violate applicable federal or state law, including fraud and abuse laws and laws prohibiting self-referrals, the physicians owning our stock or acting as medical directors may be forced to stop referring to our centers. Further, we may not be able to renew or renegotiate our medical director agreements successfully, which could result in a loss of patients as physicians typically have their patients treated at a center where they serve as a medical director.


IF OUR BUSINESS IS ALLEGED OR FOUND TO VIOLATE HEATH CARE OR OTHER APPLICABLE LAWS, OUR REVENUE AND EARNINGS COULD DECREASE


         We are subject to extensive federal, state and local regulation regarding the following:

      -  fraud and abuse prohibitions under health care reimbursement laws;
      -  prohibitions and limitations on patient referrals;
      -  false claims prohibitions under health care reimbursement laws;

      -  facility licensure;
      -  health and safety requirements;
      -  environmental compliance; and
      -  medical and toxic waste disposal.

Much of this regulation, particularly in the areas of fraud and abuse and patient referral, is complex and open to differing interpretations. Due to the broad application of the statutory provisions and the absence in many instances of regulations or court decisions addressing the specific arrangements by which we conduct our business, including our medical director and physician stockholder arrangements, governmental agencies could challenge some of our practices under these laws. If any of our operations are found to violate these laws, we may be subject to severe sanctions or be required to alter or discontinue the challenged conduct. If we are required to alter our practices, we may not be able to do so successfully. The occurrence of any of these events could cause our revenue and earnings to decline.


CHANGES IN THE HEALTHCARE DELIVERY, FINANCING OR REIMBURSEMENT SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS


         The health care industry in the United States is in a period of rapid change and uncertainty. Health care organizations, public or private, may dramatically change the way they operate and pay for services. Our business is designed to function within the current health care financing and reimbursement system. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and capital expenditures. In addition, proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may further increase government regulation of or other involvement in health care, lower reimbursement rates and otherwise change the operating environment for health care companies. We cannot predict the likelihood of those events or what impact they may have on our business.

THE DIALYSIS BUSINESS IS HIGHLY COMPETITIVE AND IF WE DO NOT COMPETE EFFECTIVELY IN OUR MARKET, WE COULD LOSE MARKET SHARE AND OUR RATE OF GROWTH COULD SLOW

         The dialysis industry is fragmented and rapidly consolidating. There are several large dialysis companies that compete for the acquisition of existing dialysis centers and the development of relationships with referring physicians. Several of our competitors are part of larger companies that also manufacture dialysis equipment, which allows them to lower equipment costs. Several of our competitors, including these equipment manufacturers, are much larger than we are and have substantially greater financial resources and more established operations and infrastructure than us. We also experience competition from referring physicians who open their own dialysis centers. There can be no assurance that we will be able to compete effectively with any of our competitors.


IF WE LOSE ANY OF OUR EXECUTIVE OFFICERS, OR ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT PERSONNEL AND MEDICAL DIRECTORS, OUR ABILITY TO RUN OUR BUSINESS COULD BE ADVERSELY AFFECTED AND OUR REVENUE AND EARNINGS COULD DECLINE.

         We are dependent upon the services of our executive officers Sam A. Brooks, Jr., our Chairman, Chief Executive Officer and President, and Raymond Hakim, M.D., Ph.D., Ronald Hinds and Gary Brukhardt, each an Executive Vice President, each of whom has been with Renal Care Group since its formation. We have entered into employment agreements with Messrs. Brooks, Hinds and Brukhardt and Dr. Hakim. The employment agreements for each of these executive officers other than Dr. Hakim contain restrictive covenants prohibiting the officer from competing with Renal Care Group for a period of one year following the end of the officer's employment term. The services of these individuals would be very difficult to replace. We do not carry key-man life insurance on any of our officers. Further, our growth will depend in part upon our ability to attract and retain skilled employees, for whom competition is intense. We also believe that our future success will depend on our ability to attract and retain qualified physicians to serve as medical directors of our dialysis centers. We have entered into medical director agreements with the physicians serving as medical directors of our dialysis centers, most of which contain noncompetition covenants of varying durations.

IF OUR BOARD OF DIRECTORS DOES NOT APPROVE AN ACQUISITION OR CHANGE IN CONTROL OF RENAL CARE GROUP, OUR STOCKHOLDERS MAY NOT REALIZE THE FULL VALUE OF THEIR STOCK

         Our certificate of incorporation and bylaws contain a number of provisions that may delay, deter or inhibit a future acquisition or change in control of Renal Care Group that is not first approved by our board of directors. This could occur even if our stockholders are offered an attractive value for their shares or if a substantial number or even a majority of our stockholders believe the takeover may be in their best interest. These provisions are intended to encourage any person interested in acquiring Renal Care Group to negotiate with and obtain approval from our board of directors prior to pursuing the transaction. Provisions that could delay, deter or inhibit a future acquisition or change in control of Renal Care Group include the following:

      - a staggered board of directors that would require two annual meetings to replace a majority of the board of directors;
      - restrictions on calling special meetings at which an acquisition or change in control might be brought to a vote of the stockholders;
      - blank check preferred stock that may be issued by our board of directors without stockholder approval and that may be substantially dilutive or contain preferences or rights objectionable to an acquiror; and
      - a poison pill that would substantially dilute the interest sought by an acquiror.

These provisions could also discourage bids for our common stock at a premium and cause the market price of our common stock to decline.


OUR STOCK PRICE IS VOLATILE AND AS A RESULT THE VALUE OF YOUR INVESTMENT MAY GO DOWN FOR REASONS UNRELATED TO THE PERFORMANCE OF OUR BUSINESS


         Our common stock is traded on the Nasdaq National Market. The market price of our common stock has been volatile, ranging from a low of $14.875 per share to a high of $34.375 per share during the first quarter of 1999, and could fluctuate substantially based on a variety of factors, including the following:

      - future announcements concerning us, our competitors or the health care market;
      -  changes in government regulations; and
      -  changes in earnings estimates by analysts.

         Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, coupled with changes in demand or reimbursement levels for our services and general economic, political and market conditions, could cause the market price of our common stock to decline.

YEAR 2000 ISSUES MAY RESULT IN LOSS OF REVENUE OR INCREASE IN COSTS

         Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century and, if not corrected, could fail or create erroneous results by or at the year 2000. We have undertaken, but not completed, an assessment of our year 2000 issues. Until we have completed our assessment, we cannot be sure that our efforts to address our year 2000 issues are appropriate, adequate or complete. Our year 2000 issues could reside in our own systems and in the systems of third parties with whom we have relationships that are material to our operations, such as reimbursement to us from fiscal intermediaries and governmental agencies and the provision of significant utilities and supplies to our centers. Year 2000 issues could cause significant disruptions in our cash flow and operations, which could cause our costs to increase and our revenue and earnings to decline. Matters related to our year 2000 issues are discussed in further detail under the heading "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000" in our current report on Form 8-K filed with the SEC on April 22, 1999.

FORWARD LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

     -   the statements discuss our future expectations;
     - the statements contain projections of our future earnings or of our financial condition; and
     -   the statements state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed above, as well as any cautionary language in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described above or other unpredicted events occur, then the trading price of our common stock could decline and you may lose all or part of your investment.

                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the SEC, Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
     - At the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;
     - From the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
     -   At the offices of The Nasdaq Stock Market, Inc., Reports Section,
         1735 K Street, N.W., Washington, D.C. 20006; or
     - From the internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

         Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference rooms, call the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC (Registration No. 333-77533). The registration statement contains more information than this prospectus regarding Renal Care Group and our common stock, including exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet site.
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares:

      - Quarterly report on Form 10-Q for the fiscal quarter ending on March 31, 1999;
      - Current report on Form 8-K filed with the SEC on April 22, 1999, containing supplemental financial statements and other supplemental financial information giving effect to the acquisition of Dialysis Centers of America, Inc.;
      - Annual report on Form 10-K for the fiscal year ended December 31, 1998, including those portions of our proxy statement for our 1999 annual meeting of stockholders incorporated in the Form 10-K by reference; and
      - The descriptions of our common stock and series A junior participating preferred stock purchase rights set forth in our registration statements filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any description.

         On request, we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of the documents listed above, however, unless those exhibits are specifically incorporated by reference into those documents. You should direct your request to the Secretary of Renal Care Group, Inc., 2100 West End Avenue, Suite 800, Nashville, Tennessee 37203, telephone number (615) 345-5500.

         You should rely only on the information that we incorporate by reference or provide in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              SELLING SHAREHOLDERS

         The following table sets forth:

      -  the name of each of the selling shareholders;
      - the number of shares of common stock beneficially owned by each selling shareholder prior to the offering and being offered under this prospectus; and
      - the number of shares of common stock beneficially owned by each selling shareholder after the completion of the offering.

The table assumes that the selling shareholders will sell all shares they are offering under this prospectus, and that the selling shareholders will not acquire additional shares of our common stock prior to completion of this offering. Each selling shareholder owns less than 1% of the total number of shares of common stock outstanding, except for AJM Family Limited Partnership which owns 1.26% of our common stock outstanding based upon 44,468,498 shares outstanding as of June 3, 1999. After completion of this offering, each selling shareholder will own less than 1% of the total number of shares of common stock outstanding.



                                                       Shares Beneficially                             Shares
                                                          Owned Before         Shares Being         Beneficially
                         Name                            the Offering(1)          Offered           Owned After
                                                                                                    the Offering
AJM Family Limited Partnership........................         557,064             289,880              267,184
Norman E. Alexander..................................           51,396              40,118               11,278
George P. Anastos and Joan M. Anastos.................           6,424               5,014                1,410
Kent Armbruster.......................................          18,016               9,375                8,641
Bear Sterns & Co......................................          90,079              70,312               19,767
Arnold Berns..........................................          13,512               7,031                6,481
Ira J. Checkla, as Trustee U/A Leila Meyerson, dated
   September 14, 1995, for the benefit of Stuart
   Meyerson...........................................           7,872               4,096                3,776
Ira J. Checkla and David Meyerson, as Trustees
   under a Trust Agreement dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and David Meyerson, as Trustees for
   the benefit of Jessica Shoshana Meyerson..........           22,520              11,719               10,801
Ira J. Checkla and Ronald A. Savas, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and Ronald A. Savas, as Trustees for
   the benefit of David Meyerson.....................           45,039              23,438               21,601
Ira J. Checkla and Cindie Kastenbaum, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and Cindie Kastenbaum, as Trustees
   for the benefit of Julie Sara Kastenbaum...........          22,520              11,719               10,801
Ira J. Checkla and Cindie Kastenbaum, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and Ira
   J. Checkla and Cindie Kastenbaum, as Trustees
   for the benefit of Harry Michael Kastenbaum........          22,520              11,719               10,801
Ira J. Checkla, as Trustee U/A Leila Meyerson
   dated, September 14, 1995, for the benefit of
   David Meyerson.....................................           7,872               4,096                3,776
Ira J. Checkla and Ronald A. Savas, as Trustees
   under a Trust Agreement, dated September 14,
   1995, between Leila Meyerson, as Settlor, and
   Ira J. Checkla and Ronald A. Savas, as Trustees
   for the benefit of Stuart Meyerson.................          30,026              15,625               14,401
Richard A. Colby......................................           2,272               1,773                  499
Richard A. Colby Profit Sharing Plan
   f/b/o Richard Colby................................           4,152               3,241                  911
Manoochehr Darab......................................          49,665              25,845               23,820
DJ-DI Corp............................................          38,547              30,088                8,459
W. Brian Duffy........................................          22,520              11,719               10,801
William Evans.........................................          49,665              25,845               23,820
FLM Partners..........................................          37,533              19,531               18,002
Lloyd Goldman.........................................          33,780              26,367                7,413
Bruce Goodman.........................................          37,525              29,291                8,234
Barbara Gutkin........................................           4,690               2,441                2,249
Jeff Gutkin...........................................           2,814               1,464                1,350


Laura Gutkin..........................................           2,814               1,464                1,350
Ronald Hamburger......................................          45,039              23,438               21,601
Sheldon Hirsch........................................           4,504               2,344                2,160
Holmes-Peck Investments Limited Partnership...........          49,665              25,845               23,820
Cindie Kastenbaum.....................................          52,911              27,534               25,377
Fred Kastenbaum.......................................          18,767               9,766                9,001
Sidney Kastenbaum.....................................          37,533              19,532               18,001
Curtis Lane...........................................           3,212               2,507                  705
Jeffrey B. Laos, Sr...................................          22,587              11,754               10,833
Edna Lapp, as Trustee of Edna Lapp
   Revocable Trust....................................           3,284               1,709                1,575
Glenn Lapp............................................           5,628               2,929                2,699
Seymour Lapp, as Trustee of Seymour Lapp
   Revocable Trust....................................          11,729               6,104                5,625
Sol Levine............................................         126,836              99,003               27,833
Madison Dearborn Capital Partners, L.P................         128,491             100,294               28,197
McGee Family Corporation..............................           1,116                 581                  535
Allen D. McGee, as Trustee of the Joseph Holton
   McGee 1995 Indenture of Trust......................         112,598              58,593               54,005
David Mednick.........................................          13,675               7,117                6,558
Leila Mann Meyerson...................................         394,402             205,236              189,166
Stuart Mann Meyerson..................................          15,013               7,813                7,200
Stuart Mann Meyerson and Ronald Savas,
   as Trustees........................................          22,520              11,719               10,801
New Ballantrae Partners, L.P..........................         128,491             100,294               28,197
Joseph Oyama..........................................          45,039              23,438               21,601
RLR Family Partners, L.P..............................          50,735              39,601               11,134
RLR Partners, L.P.....................................          76,102              59,402               16,700
Joe M. Roberts........................................           3,212               2,507                  705
Peter H. Rothschild...................................           3,212               2,507                  705
Selma Ruben...........................................          19,273              15,044                4,229
Ronald D. Savas.......................................          11,260               5,859                5,401
Dennis Sloan, as Trustee of the Dennis E. Sloan
   Revocable Trust, dated November 6, 1992............          90,079              46,875               43,204
Joel E. Smilow........................................          56,030                   0               56,030
Joel E. Smilow Charitable Remainder Unitrust..........         199,297             199,297                    0
Robert Steinberg......................................           6,424               5,014                1,410
Trefoil/Garnet Capital Partners, L.P..................          38,547              30,088                8,459
Widdco Holdings, Inc..................................         126,835              99,002               27,833
Wifleur Inc...........................................          32,123              25,074                7,049
Daniel Yohay..........................................           5,630               2,930                2,700
Demetrios Zikos.......................................           6,756               3,516                3,240
Allen D. McGee........................................          11,827               6,155                5,672
James Yeung...........................................          13,512               7,031                6,481
      Total...........................................       3,174,731           1,980,646            1,194,085


                              PLAN OF DISTRIBUTION
         The selling shareholders or their pledgees, donees, transferees or other successors may sell the shares offered under this prospectus from time to time. These sales may be made:

      - in transactions (which may include block sales) on the Nasdaq National Market or any other national securities exchange or automated interdealer quotation system on which shares of Renal Care Group common stock are then listed,

      -  in negotiated transactions, or
      - through a combination of the methods of sale described above, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

         The selling shareholders and other sellers may sell the shares offered under this prospectus directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following means:

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers;
      - purchases by a broker or dealer as principal and resale by that broker or dealer for its account under this prospectus;
      - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      - an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the common stock is then listed; and
      -  the writing of options on the shares.

         Any underwriters, agents or broker-dealers involved in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of shares is made, the terms and conditions of that transaction will be set forth in a supplement to this prospectus.

         The selling shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. The selling shareholders will bear all expenses in connection with the registration of the shares being offered by the selling shareholders. Renal Care Group has agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Alston & Bird LLP, Atlanta, Georgia, will pass upon the status of shares offered under this prospectus as legally and validly issued, fully paid and nonassessable.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our (i) consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 1998, and (ii) our supplemental consolidated financial statements and schedule included in our current report (Form 8-K), as set forth in their reports, which are incorporated by reference in the prospectus and elsewhere in the registration statement. Our financial statements and schedule and supplemental financial statements and supplemental schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RENAL CARE GROUP OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                                TABLE OF CONTENTS


                                                PAGE

PROSPECTUS SUMMARY.........................       2
RISK FACTORS...............................       2
AVAILABLE INFORMATION......................       7
INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE...........................       8
SELLING SHAREHOLDERS.......................       8
PLAN OF DISTRIBUTION.......................      11
LEGAL MATTERS..............................      12
EXPERTS....................................      12




                                1,980,646 SHARES



                             RENAL CARE GROUP, INC.



                                  COMMON STOCK







                                   PROSPECTUS
                                 _________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC Registration Fee...................................................  11,000
Accounting Fees and Expenses...........................................   7,500
Legal Fees and Expenses................................................  25,000
Miscellaneous Expenses.................................................   5,000
                                                                        -------
Total.................................................................. $48,500


         The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. RCG has agreed to bear all expenses in connection with the registration of the shares being offered by the Selling Shareholders, except that the Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. RCG has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         RCG's Amended and Restated Certificate of Incorporation provides that RCG shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify its officers and directors.

         Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

         RCG's Amended and Restated Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the General Corporation Law of Delaware, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

ITEM 16. EXHIBITS.

         The following exhibits are filed as part of the Registration Statement:

4.1.1          Amended and Restated Certificate of Incorporation of the Company
               (incorporated by reference to Exhibit No. 3.1 to the Registration
               Statement on Form S-1 (Registration No. 333-80221)).

4.1.2          Certificate of Amendment to the Restated Certificate of
               Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 1997).

4.1.3          Certificate of Designation, Preferences, and Rights of Series A
               Junior Participating Preferred Stock of Renal Care Group, Inc.
               (incorporated by reference to Exhibit 3.1.3 to the Quarterly
               Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 (Registration No. 333-80221)).

4.3            Specimen stock certificate for the Common Stock of the Company
               (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (Registration No. 333-80221)).

5.1            Opinion of Alston & Bird, LLP, including consent.*

23.1           Consent of Alston & Bird, LLP (Contained in Exhibit 5.1).*

23.2           Consent of Ernst & Young LLP.*

24.1           Power of Attorney.*

----------------------------
       *Previously Filed

ITEM 17. UNDERTAKINGS.

A.       RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D.       PROSPECTUS IN A REGISTRATION STATEMENT AT THE TIME OF EFFECTIVENESS.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on June 18, 1999.




                                           RENAL CARE GROUP, INC.

                                           By:  /s/ Sam A. Brooks, Jr.
                                              ---------------------------------
                                               Sam A. Brooks, Jr., President
                                               and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Sam A. Brooks, Jr.             President, Chief Executive Officer    June 18, 1999
-------------------------------    and Chairman of the Board
Sam A. Brooks, Jr.                 (Principal Executive Officer)


/s/ Ronald Hinds                   Executive Vice President              June 18, 1999
-------------------------------    Chief Financial Officer
Ronald Hinds                       (Principal Financial Officer and
                                   Principal Accounting Officer)

                                   Director                              June 18, 1999
-------------------------------
Joseph C. Hutts

*                                  Director                              June 18, 1999
-------------------------------
Harry R. Jacobson, M.D.


*                                  Director                              June 18, 1999
-------------------------------
Thomas A. Lowery, M.D.


*                                  Director                              June 18, 1999
-------------------------------
John D. Bower, M.D.


*                                  Director                              June 18, 1999
-------------------------------
Stephen D. McMurray, M.D.


*                                  Director                              June 18, 1999
-------------------------------
W. Tom Meredith, M.D.


*                                  Director                              June 18, 1999
-------------------------------
Kenneth Johnson, Jr., M.D.



*BY: /S/ RONALD HINDS
    ---------------------------
         RONALD HINDS
         ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

EXHIBIT NO.                                  EXHIBIT

4.1.1          Amended and Restated Certificate of Incorporation of the Company
               (incorporated by reference to Exhibit No. 3.1 to the Registration
               Statement on Form S-1 (Registration No. 333-80221)).

4.1.2          Certificate of Amendment to the Restated Certificate of
               Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 1997).

4.1.3          Certificate of Designation, Preferences, and Rights of Series A
               Junior Participating Preferred Stock of Renal Care Group, Inc.
               (incorporated by reference to Exhibit 3.1.3 to the Quarterly
               Report on Form 10-Q for the fiscal quarter ended June 30, 1997).

4.2 Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 (Registration No. 333-80221)).

4.3            Specimen stock certificate for the Common Stock of the Company
               (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (Registration No. 333-80221)).

5.1            Opinion of Alston & Bird, LLP, including consent.*

23.1           Consent of Alston & Bird, LLP (Contained in Exhibit 5.1).*

23.2           Consent of Ernst & Young LLP.*

24.1           Power of Attorney.*


---------------------------
      *Previously Filed